EXECUTION VERSION

RELEASE AND TERMINATION AGREEMENT

["Agreement"]

THIS AGREEMENT MADE THIS 23RD day of December 2020, to be effective as of September 15, 2020 (the "Effective Date") is by and among TPT Global Tech, Inc. ("TPTG" or "Purchaser"), a Florida Corporation and Bridge Internet, LLC a Florida Limited Liability Company ("Seller" or "BIC") or Sydney "Trip" Camper (collectively "Sellers"). The Purchaser and Sellers may be referred to as a Party or collectively as Parties.

WHEREAS, Purchaser and Seller are parties to an Acquisition and Purchase Agreement, dated March 6, 2020, (the "Acquisition Agreement"), relating to the purchase and ownership of Seller by Purchaser as more fully described therein; and

WHEREAS, the Purchaser and Sellers also agreed to that certain Memorandum of Interim and Formal Agreements dated February 16, 2020 relating in part to the terms of an independent contract between Purchaser and Sydney "Trip" Camper; and

WHEREAS, the Purchaser and the Sellers wish to terminate their business relationships and to confirm the March 6, 2020 Agreement was never fully consummated; and or effective against the other party; and

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Recitals and Attachments. The Parties agree to join the Recitals into this Agreement and to attach the cited agreements as Exhibit A.

2. Termination. Termination of the Acquisition Agreement is made in compliance with Section 8.01 (a) and Section 8.02 therein. As of the Effective Date herein, the Purchaser owns no interest in Seller and does not now, nor has Purchaser ever, owned any part of Seller. Further, as of the Effective Date herein, Seller (Camper) is not an employee, independent contractor of or in any way affiliated with Purchaser. Seller is not entitled to any payments, benefits, stock certificates or ownership of any kind in Purchaser. Seller specifically agrees it does not have the power to, nor has it ever, made any deals, agreements, contracts or the like, binding Purchaser to any deal or liability of any kind to any party. Seller has no authority to provide any services advertised by Purchaser nor can Seller speak or make any kind of deals or agreements that effect or bind Purchaser. To the best of Purchaser's knowledge and belief, Purchaser is not now nor ever has been committed to a contract or a liability by any action of Sellers.

3. Termination of Independent Contractor Agreement. As of the Effective Date herein, the Independent Contractor Agreement in the Memorandum of Interim and Formal Agreements ("Memorandum") between Purchaser and Sydney "Trip" Camper ("Camper") shall also terminate and shall no longer have any force or effect without any rights of remuneration by the Purchaser to Camper for past or future payments. The first tender of this document on or about September 15, 2020 is construed as satisfying the requirement that any cessation of the Independent Contractor Agreement required a written instrument. See Memorandum; Section 6,

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final sentence.

4. Survival of Confidentiality Agreement. The parties understand, acknowledge and agree that the Confidentiality sections of the Acquisition Agreement including but not limited to Section 10.13 remains in full force and effect pursuant to the terms thereof.

5. Payment to Seller. Seller, BIC, acknowledges that Purchaser has no obligation to make any payments whatsoever to Seller (BIC) for any unbilled or unpaid invoices for services rendered under the Memorandum of Interim and Formal Agreements or any other agreement written or oral. Seller Camper iterates the provisions of Section 3, herein.

6. Purchaser References. In response to any inquiries to Purchaser regarding Seller's services pursuant to the Independent Contractor Agreement, Purchaser shall state only that Seller performed services to Purchaser as an independent contractor from approximately March 2020 to June 2020.

7. Releases. In consideration for the payment set forth in Section 3, above and intending to be legally bound, each party promises, agrees and generally releases as follows:

Each Party hereby releases, remises, acquits and forever discharges the other, its officers, directors, employees, agents, attorneys, servants and/or former employees, individually and in their representative capacities, and their respective successors and assigns, heirs, executors, administrators and personal representatives, from all manner of actions and causes of actions, suits, debts, dues, accounts, bonds, controversies, sums of money, covenants, reckonings, contracts, torts, promises, agreements, judgments, claims, demands and liabilities of any kind or nature whatsoever at law or in equity, asserted or unasserted, especially including, but not limited to any and all claims for compensation, commission, benefits, damages, expenses, wages, severance pay, vacation pay, fringe benefits, reinstatement, reemployment, emotional distress or other monies or accountings, including punitive damages, liquidated damages, exemplary damages or compensatory damages, physical, mental or emotional distress, pain and suffering, back pay, front pay, severance pay, pension and/or health or medical benefits for himself, expert witness costs, costs and attorneys' fees, and any other legal or equitable relief of or relating to Seller's business relationship with Purchaser or termination thereof, or which could be asserted in the future or any other cause, reason, matter or thing whatsoever to the date of this Agreement, or which did, could or should have arisen or have been alleged or stated in any complaint or charge, or which could have been or was instituted, filed or otherwise processed or started before, with, or to any state or federal court or any federal, state or local agency which he ever had, now has or which his immediate family, heirs, executors, administrators, successors or assigns, trustees, or any of them, hereafter can, shall or may have for, or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date of the execution of this Agreement. The aforesaid release also includes, but is not limited to any causes or claims as might arise under or through any federal or state constitutions, public policy, statutes, regulations or policies or any other federal or state law, statute, decision, order, policy or regulation, including but not limited to the Age discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, Pennsylvania Human Relations Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Equal Pay Act, or other employment discrimination laws, any other federal, state, or local statute, or any other cause of action, referring or concerning discrimination on account of age, race, sex, religion, national origin, handicap or color, the Fair Standards Act, the state and/or federal Equal Pay Act, any wage and hour laws of any state, or any of the counties, cities, or other subdivisions, any federal, state or local Civil Rights and/or Human Relations/Discrimination Acts, Fair Employment codes or laws or labor codes, any

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Vocational or Rehabilitation or Handicap Act, statute or regulation, Sellers Retirement Income Security Acts of 1974 (ERISA), Consolidated Omnibus Budget Reconciliation Act (COBRA), Occupation Safety and Health Act, and amendments to any and all of these Acts, any other health, medical, insurance, pension, profit sharing, or fringe benefit related statute, law or rule, workers compensation laws, the common law, any criminal laws or codes, civil codes, constitutions, action in tort or wrongful discharge or breach of contract, or breach of covenant of good faith and fair dealing, or express or implied public policy of the United States or any state therein.

8. Miscellaneous Provisions.

(a) Confidentiality/Non-Disparagement.
Purchaser and Seller agree that they will not materially and adversely interfere with each other's business affairs, including, without limitation, making false or disparaging remarks either orally or in writing concerning each other or their respective affairs. Purchaser and Seller further represent and agree that the terms, amounts and facts of this Agreement, as well as any information disclosed by either of them in the negotiations leading to this Agreement shall remain completely confidential, and shall not be disclosed by either of them, directly or indirectly, personally or by agency, to anyone, including but not limited to any past, present or future employers of Seller, any media person, or any other persons. In response to any inquiries to Purchaser and Seller, their respective counsel, or any of their representatives concerning the status of any matter covered by this Agreement, the response will be given that the parties decided not to close the transactions contemplated by the Acquisition Agreement and resolved amicably any differences they have had, and the terms of their agreements must remain confidential. The parties acknowledge and agree that this confidentiality provision is an essential element of this Agreement, and if they, or any of their agents should violate this confidentiality provision, the non-disclosing party shall be entitled to full recourse at law or in equity for any damages actually suffered as a result of such violation. This paragraph shall not apply to any disclosure in a legal proceeding to enforce the rights or obligations contained in this agreement, or to any disclosure required by law or by order of a court of competent jurisdiction, provided, however, that such disclosure shall be pursuant to an Order protecting its confidentiality.

(b) Successors and Assigns. This Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

(c) Severance. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

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(e) Amendments. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto.

(f) Governing Law and Forums.

i. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflict of law provisions thereof. This Agreement, including all and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of California.

ii. In the event of a conflict or dispute, the Parties shall follow the dispute resolution requirements set forth in the Acquisition Agreement.

iii. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, in any forum other than The Superior Court of the State of California, or if such court does not have subject matter jurisdiction, The Federal District Court for the Southern District of California. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the courts listed herein above. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The prevailing party in any claim or suit shall be entitled to reasonable attorney fees and costs as determined by the court.

g. Interpretation. The parties acknowledge and agree that:

i. the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and

ii. the provisions and terms of this Agreement shall be construed fairly as to all parties and not strictly in favor or against any party regardless of which party was generally responsible for the preparation of this Agreement.

h. Counterparts. This Agreement may be executed and exchanged by facsimile or other electronic form, and/or in any number of counterparts, each of which facsimile or electronic signature shall be deemed an original signature and each of which counterpart, when taken together, shall constitute one and the same agreement, and as such, shall be fully binding upon and enforceable against the parties.

i. Consultation with Counsel. Each party acknowledges and understands that upon execution and delivery hereof, this Agreement shall be legally and validly binding. Each party further acknowledges that he or it has been advised to consult with an attorney prior to signing this Agreement, and that he or it has, in fact, either consulted with independent counsel, and has discussed and understands the terms, conditions, obligations and consequences of this Agreement, or has waived the right to do so.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

Date: 12/23/2020

By: ____________________
SYDNEY "TRIP" CAMPER
On behalf of himself and Bridge Internet, LLC

DocuSigned by:
Stephen Thomas
CA13103E44A247C...

Date: 12/23/20

By: ____________________
STEPHEN J. THOMAS, III
On behalf of TPT Global Tech, Inc.